Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Inergy GP, LLC

We have audited the accompanying balance sheet of Inergy GP, LLC (the Company) as of September 30, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Inergy GP, LLC at September 30, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Kansas City, Missouri

November 25, 2008

INERGY GP, LLC

BALANCE SHEET

September 30, 2008
ASSETS

Current assets:
Cash	$1,000

Total assets	$1,000

MEMBER’S EQUITY

Member’s equity	$1,000

Total Member’s equity	$1,000

See accompanying note.

INERGY GP, LLC

NOTE TO BALANCE SHEET

1. Nature of Operations

Inergy GP, LLC is a Delaware limited liability company formed on March 2, 2001, to become the managing general partner of Inergy, L.P. Inergy GP, LLC is a wholly-owned subsidiary of Inergy Holdings, L.P. (“Holdings”). Holdings was converted from a Delaware limited liability company formerly known as Inergy Holdings, LLC to a Delaware limited partnership on April 28, 2005. Inergy GP, LLC owns a non-economic managing general partner interest in Inergy, L.P.

On March 2, 2001, Holdings contributed $1,000 to Inergy GP, LLC in exchange for a 100% ownership interest.

On March 7, 2001, Inergy GP, LLC received a managing general partner interest in Inergy, L.P. Inergy GP, LLC receives reimbursement for all direct and indirect expenses incurred or payments it makes on behalf on Inergy, L.P. in connection with operating the Inergy, L.P. business. These costs totaled $3.5 million for the year ended September 30, 2008.